Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

William J. Wagner

President, Chief Executive Officer

(413) 594-6692

Chicopee Bancorp, Inc. Announces Grand Opening of

Chicopee Savings Bank in Ware

February 17, 2009: Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), today announced that Chicopee Savings Bank celebrated the grand opening of their newest branch located at Gibbs Crossing, 350 Palmer Road in Ware with a Ribbon Cutting Ceremony held at the branch location today. The ceremony was attended by its Board of Directors, management, and local dignitaries including; Steve Boudreau, town manager; Paul Nowicki, treasurer; Cathy Cascio, town select board member; Paul Hills, community development; and Dennis Healy, police chief.

The newly constructed Ware location is a full-service branch offering two drive-through teller windows, a 24 hour drive-up ATM, and a night depository service.

Chicopee Savings Bank expanded its branch network beyond the city of Chicopee in 2002 with its fifth branch in Ludlow, and in 2005 to West Springfield, and again in 2008 to South Hadley. President Wagner commented, “We’re very excited about our expansion in to Ware to service our growing customer base here.” As part of the bank’s expansion plan, this is its seventh branch location.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its Main Office, lending and operations center, and seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and now Ware, all in Western Massachusetts. For additional information regarding the Bank’s products, services and locations, please visit their web site at www.chicopeesavings.com.